NEWS RELEASE

[Lucent Technologies Letterhead]


LUCENT TECHNOLOGIES ANNOUNCES EXPIRATION OF SPECTRAN TENDER OFFER

FOR RELEASE: WEDNESDAY, SEPTEMBER 1, 1999

     MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) today announced that its tender offer for all outstanding shares of SpecTran Corporation expired at midnight, Eastern time, Tuesday, August 31, 1999. Lucent accepted tendered shares representing about 61 percent of SpecTran's outstanding shares (approximately 53 percent on a fully diluted basis), meeting the minimum condition for the tender offer.

     Lucent expects SpecTran to call a special meeting of shareholders to approve the merger of Lucent and SpecTran.

     Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronics components. Bell Labs is the research and development arm for the company. More information about Lucent Technologies, headquartered in Murray Hill, N.J., is available on its Web site at http://www.lucent.com.

For more information, reporters may contact:
Jeff Baum
Lucent Technologies
908-582-7635 (office)
Email: jbaum@lucent.com


                                     # # #